Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51568, 333-51564, 333-51536, and 333-44830 on Form S-8 of our report dated March 14, 2003 (March 14, 2005 as to the effect of the reclass of segment information as described in Note 12), appearing in this Annual Report on Form 10-K of eFunds Corporation for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 14, 2005